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EXHIBIT 99.1

CONTACT:   THOMAS R. HILLEBRANDT
           SENIOR VICE PRESIDENT AND CFO
           FOTOBALL USA, INC.
           (858) 909-9900


          FOTOBALL USA ANNOUNCES RECEIPT OF UNSOLICITED NON-CASH OFFER, FORMATION OF A SPECIAL COMMITTEE AND SUSPENSION OF STOCK BUYBACK PLAN


         SAN DIEGO, CALIF., JULY 28, 2003 - Fotoball USA, Inc. (Nasdaq: FUSA) today announced that it has received a non-cash offer from a third party for the acquisition of the outstanding shares of Fotoball common stock at a price in excess of their current market price. The third party is the same party that submitted an unsolicited non-cash preliminary indication of interest announced by the Company last week. The offer is subject to confirmatory due diligence, negotiation of a definitive agreement, receipt of necessary consents and approvals, the absence of any material adverse change in Fotoball's business and the approval of Fotoball's stockholders and the boards of both parties. In connection with its receipt of the offer, the Company also announced the formation of a special committee comprised solely of independent directors to review the offer. The special committee has hired the investment banking firm of Imperial Capital, LLC to provide financial advisory services to it in connection with its review. There can be no assurance that the transaction contemplated by the offer will occur or, if it occurs, as to the structure or terms of such transaction. Fotoball also announced that, in light of the offer, it has determined to suspend at this time its previously announced stock buyback plan.

         Fotoball is a premier sports and entertainment marketer and manufacturer. Fotoball's products and services are sold into distinct markets by four separate sales groups: Fotoball Sports, which services national and regional retailers; Fotoball Entertainment Marketing, which services entertainment destinations such as theme parks, resorts and casinos; Fotoball Sports Team, which supports the retail needs of professional franchises across the nation; and Marketing Headquarters, our promotional group developing custom programs for Fortune 500 companies. Fotoball currently holds licenses with Major League Baseball, the National Football League, the National Hockey League, more than 100 NCAA colleges, Warner Bros. "Scooby Doo", Marvel's "Spider-Man", "Incredible Hulk" and "X-Men" and Nickelodeon's "Blue's Clues."

         Statements in this press release which are not historical, including Fotoball's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements. Such statements include statements that Fotoball will be able to consummate the transaction contemplated by the offer. All forward-looking statements made by the Company, including such statements herein, involve material risks and uncertainties and are subject to change based on factors beyond the control of the Company. Accordingly, the Company's actual results may differ from those expressed or implied in any such forward-looking statements as a result of various factors and risks including the inability to obtain material cost of sales reductions, sufficient operational efficiencies from its use of technology and to secure new promotions and the risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

          For further information, please visit the company's web site at:
                            http://www.fotoball.com.